EXHIBIT 10.2

AMENDMENT NO. 2

TO THE

KINDRED & AFFILIATES 401(k) PLAN

This is Amendment No. 2 to the Kindred & Affiliates 401(k) Plan (the “Plan”) as last amended and restated as of January 1, 2003, which amendment shall be effective for distributions made to Participants after March 28, 2005.

RECITAL

Kindred Healthcare, Inc. (the “Company”) maintains the Plan and has reserved the right in Section 9.1 of the Plan to amend the Plan from time to time in its discretion, including an amendment adopted by the Retirement Committee to modify Plan provisions as required by law. This Amendment No. 2 shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

AMENDMENTS

1. Section 3.5(e) of the Plan is hereby deleted, and that Section reserved.

2. Sections 5.6(a) and (b) of the Plan are hereby amended so that as amended they shall read in their entirety as follows:

(a)	Any benefits payable under this Article shall be paid as soon as reasonably possible following the actual date of severance, at the value determined as of the Valuation Date coincident with or immediately preceding receipt of properly completed distribution forms from the Participant, subject to the Participant’s consent. The Committee may not require a distribution without the consent of the Participant prior to his reaching his Required Beginning Date (i) unless the vested value of the Individual Account (including any Rollover Account) is $1,000 or less, or (ii) unless the Participant has attained the Plan’s Normal Retirement Age and the vested Individual Account (without regard to any balance in Rollover Account) is valued at $5,000 or less, or (iii) if the Participant is deceased, the Committee may not require a distribution without the consent of the spouse if the spouse is living and if the spouse is the Participant’s Beneficiary unless the vested value of the Individual Account (without regard to any balance in the Rollover Account) is $5,000 or less. If the vested value of the Participant’s Individual Account is below the limit set forth above, the benefits payable will be paid as soon as reasonably possible following the actual date of severance notwithstanding lack of consent.

(b)	Except for a Participant who has an Individual Account to which Section 5.6(d) applies (Required Beginning Date), Section 5.6(a) applies (with respect to Individual Accounts with a vested value of $1,000 [or, in some cases, $5,000] or less, for which no consent is required), or Sections 5.6(g) and 5.7(c) applies (death benefit distribution requirements), a Participant may defer distribution to a subsequent date. When the Participant consents to a distribution as provided above, such distribution shall be made based on the value of the Individual Account as of the date the check for the distribution is prepared and shall be delivered as soon as reasonably practical after notice to the Committee of the election to receive a distribution.

3. Sections 5.6(g) of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

(g)	If the Participant dies before distribution occurs, (i) the Participant’s entire interest will be distributed in a single sum at the Beneficiary’s(ies’) election no later than December 31st of the fifth calendar year following the calendar year of the Participant’s death, or (ii) at the Beneficiary’s election, and if the account (without regard to any balance in the Rollover Account) is valued at more than $5,000, the Participant’s Account may be paid in installments over a period not longer than the life expectancy of the Beneficiary(ies) if the payments begin no later than the December 31 of the calendar year following the year of death. If the designated Beneficiary is the Participant’s surviving spouse, the distribution must be made in a single sum no later than December 31st of the calendar year in which the Participant would have attained age 70½. If a Participant dies after distribution commences but before the entire vested account is paid, it shall continue to be paid at the time and manner elected by the Participant but to the Beneficiary instead.

4. Sections 5.7(c) of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

(c)	A non-spouse Beneficiary of an Account (without regard to any balance in the Rollover Account) valued at more than $5,000 who qualifies as a “designated Beneficiary” in accordance with the regulations under Code Section 401(a)(9) and who, on or before the December 31 of the calendar year following the calendar year of the Participant’s death, may elect to be paid in monthly, quarterly or annual installments over a fixed period of time, not exceeding the life expectancy of the Beneficiary as provided in Code Section 401(a)(9) and the applicable Treasury Regulations. The election shall be on a form prescribed by the Committee. The minimum distribution for a calendar year equals the deceased Participant’s Account as of the latest Valuation Date preceding the beginning of the calendar year divided by the Beneficiary’s life expectancy. In computing a minimum distribution, the Committee shall use the unisex life expectancy multiples under Treasury Regulation Section 1.72-9. The minimum distribution for each distribution calendar year is due by December 31 of that year. Any installment benefit to be paid under this Plan shall be paid by the purchase and distribution of a single premium, nontransferable fixed or variable annuity contract issued by an insurance company which provides for payment in accordance with this Section. Any difference between the premium and the amount of the Participant’s Account shall be paid to the Beneficiary in one lump sum payment not later than the time when the annuity contract is delivered. If the Beneficiary receives distribution in the form of a nontransferable annuity contract, the distribution satisfies this Section if the contract complies with the requirements of Code Section 401(a)(9) and the applicable Treasury Regulations.

5. Sections 10.5(b) of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

(b)

This Plan specifically permits a distribution to an alternate payee under a qualified domestic relations order at any time, irrespective of whether the Participant has attained his earliest retirement age (as defined under Code Section 414(p)) under the Plan. A distribution to an alternate payee prior to the Participant’s attainment of earliest retirement age is available only if: (a) the order specifies distribution at that time or permits an agreement between the Plan and the alternate payee to authorize an earlier distribution; and (b) if the present value of the alternate payee’s benefits under the Plan exceeds $5,000 (without regard to any balance in Rollover Account attributable thereto), and the order requires, the alternate payee consents to any distribution occurring prior to the Participant’s attainment of earliest retirement age. Nothing in this Section 10.5 gives a Participant a right to receive distribution at a time otherwise not permitted under the Plan nor does it permit the alternate payee to receive a form of payment not permitted under the Plan.

IN WITNESS WHEREOF, the Employer has caused this Amendment No. 2 to be executed this 8th day of March, 2005.

KINDRED HEALTHCARE, INC.

By:	/s/ Richard E. Chapman
Title:	Executive Vice President, Chief
Administrative & Information Officer